UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2015

Strayer Education, Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	0-21039	52-1975978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2303 Dulles Station Boulevard Herndon, VA	20171
(Address of principal executive offices)	(Zip Code)

(703) 561-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2015, Strayer Education, Inc. (the “Company”) entered into a First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Amendment”) with its subsidiary Strayer University, LLC, SunTrust Bank, as administrative agent (the “Administrative Agent”), Bank of Montreal and PNC Bank, National Association as co-syndication agents, Bank of America, N.A., as documentation agent, and other lenders party thereto. The Amendment amends the Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Agreement”), dated as of November 8, 2012, among the Company, the lenders party thereto, and the Administrative Agent. The Credit Agreement, which was described in, and attached as an exhibit to, the Company’s Current Report on Form 8-K filed on November 9, 2012 (the “Original Form 8-K”), provided for a $100 million revolving credit facility (the “Revolving Credit Facility”), and a $125 million term loan facility (the “Term Loan Facility”), each with a maturity date of December 31, 2016. Concurrent with entering into the Amendment, the Company prepaid the outstanding principal balance of the Term Loan Facility.

The Amendment, among other things (i) increases the total commitments under the Revolving Credit Facility from $100 million to $150 million, and provides the Company with an option, subject to obtaining additional loan commitments and satisfaction of certain conditions, to increase the commitments under the Revolving Credit Facility or establish one or more incremental term loans in an amount up to $50 million in the aggregate in the future, and (ii) extends the maturity date of the Revolving Credit Facility from December 31, 2016 to July 2, 2020.

In addition, the Amendment (i) provides that borrowings under the Revolving Credit Facility will bear interest at a per annum rate equal to, at the Company’s election, LIBOR or a base rate, plus a margin ranging from 1.75% to 2.25% (in lieu of the previous range from 2.00% to 2.50%), depending on the Company’s leverage ratio, and (ii) provides that the quarterly unused commitment fee shall be equal to a percentage ranging from 0.25% to 0.35% per annum (in lieu of the previous range from 0.30% to 0.40% per annum) depending on the Company’s leverage ratio, times the daily unused amount under the Revolving Credit Facility.

Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing descriptions of the Credit Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Credit Agreement and the Amendment which are attached to the Original Form 8-K as Exhibit 10.1 and this Current Report as Exhibit 10.1, respectively.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference. As of July 2, 2015, after taking into account the entering into of the Amendment and the repayment of the Term Loan Facility, the Company had no amounts outstanding under the Credit Agreement, as amended.

Item 8.01	Other Events.

On July 8, 2015, the Company issued a press release announcing the Amendment to the Credit Agreement. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number	Description
10.1	First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 2, 2015, among the Company, Strayer University, LLC, SunTrust Bank, as Administrative Agent, and the other lenders party thereto.

10.2	Supplement and Joinder Agreement, dated as of July 2, 2015, among the Company, Strayer University, LLC, SunTrust Bank, as Administrative Agent, and other lenders party thereto.

99.1	Press Release, dated July 8, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAYER EDUCATION, INC.

Date: July 8, 2015	By:	/s/ Daniel W. Jackson
Daniel W. Jackson
Executive Vice President and Chief Financial Officer

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